EXHIBIT 99.1

EXL Elects Anne Minto to Board of Directors

NEW YORK, March 18, 2013 /PRNewswire/ -- ExlService Holdings, Inc., today announced that it has elected Anne Minto, OBE to its Board of Directors. Anne brings to the Board her extensive legal, business and human resources experience.  In addition, Ms. Minto brings significant board-level experience as a sitting non-executive board member of Shire plc and Tate & Lyle plc and a former board member of Northumbrian Water plc and SITA UK.

Vikram Talwar, Chairman of EXL’s Board of Directors, remarked, “As EXL expands its presence in the UK and Europe, it will be critical to have accomplished executives like Anne on our Board of Directors. With a deep understanding of the European business and regulatory environment, Anne’s operating experience with large, multi-national corporates across a range of industries will benefit EXL as the company expands its client base and delivery infrastructure into additional geographies.”

Rohit Kapoor, Vice-Chairman and CEO of EXL, commented on Anne’s election, “We are delighted to have someone with Anne’s extensive background in the area of human resources including leadership development for global corporations.  Anne will be a valuable guide for EXL’s management team as we emphasize industry-focused learning and development of our professionals as a competitive differentiator in the marketplace.”

Anne held the position of Group Director, Human Resources at Centrica plc from October 2002 to June 2011 and was a member of the Centrica Executive Committee.  Her extensive business career includes senior management roles at Shell UK, the position of Deputy Director-General of the Engineering Employers’ Federation and the position of Group Director Human Resources at Smiths Group plc. Following her law degree at Aberdeen University and a post graduate diploma in Human Resources she qualified as a lawyer. Anne is a Fellow of the Chartered Institute of Personnel & Development, the Royal Society of Arts and the London City and Guilds, and a Member of Law Society of Scotland. She is a trustee of the University of Aberdeen Development Trust and is Patron of the University of Aberdeen Alumni Fund.

About ExlService Holdings, Inc.
EXL (EXLS) is a leading business process solutions company that helps companies drive business impact and adapt faster to the changing global marketplace. EXL provides operations management, embedded analytics and technology platforms to organizations in the banking and financial services, healthcare, insurance, utilities, transportation and logistics, and travel industries. With more than 21,000 people around the world, we work with our clients as strategic partners to execute operations, identify opportunities to gain a competitive edge, and create new channels for growth and savings. Headquartered in New York and operational since 1999, EXL is present in the U.S., U.K., Singapore, Romania, the Philippines, India, Germany, Czech Republic and Bulgaria. For more information, visit www.exlservice.com.